As filed with the U.S. Securities and Exchange Commission on April 29, 2011
File No. 333-171294

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☑
Pre-Effective Amendment No. ☐
Post-Effective Amendment No. 1
JOHN HANCOCK FUNDS III
(Exact Name of Registrant as Specified in Charter)
601 Congress Street
Boston, Massachusetts 02110
(Address of Principal Executive Offices)

(617) 663-3241
(Registrant’s Area Code and Telephone Number)

Thomas M. Kinzler 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 485(b).
Title of Securities Being Registered: Shares of beneficial interest of John Hancock Small Company Fund, a series of the Registrant.
No filing fee is required because Registrant has previously registered an indefinite number of its shares under the Securities Act of 1933, as amended, pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended. No filing fee is due because of reliance on Section 24(f).

JOHN HANCOCK FUNDS III (“REGISTRANT”)
CONTENTS OF REGISTRATION STATEMENT
This Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form N-14 (File No. 333-171294) consists of the following:
     Cover Sheet
     Contents of Registration Statement
Part A — The Proxy Statement and Prospectus of Registrant in the form filed on January 21, 2011 pursuant to Rule 497 under the Securities Act of 1933, as amended (the “1933 Act”), accession no. 0000950123-11-004556, is incorporated herein by reference.
Part B — The Statement of Additional Information of Registrant in the form filed on January 21, 2011 pursuant to Rule 497 under the Securities Act of 1933, as amended (the “1933 Act”), accession no. 0000950123-11-004556, is incorporated herein by reference.
Part C — Other Information
Signature Page
Exhibits — The sole purpose of this Post-Effective Amendment is to file as exhibits: (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on January 21, 2011, as required by Item 16(12) of Form N-14, and (ii) the executed Agreement and Plan of Reorganization as required by Item 16(4) of Form N-14. Part C of this Registration Statement has been updated as necessary.

PART C
OTHER INFORMATION
ITEM 15. INDEMNIFICATION
     No change from the information set forth in Item 30 of the most recently filed amendment to the Registration Statement of John Hancock Funds III (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-125838 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2010 (accession no. 0000950123-10-116345), which information is incorporated herein by reference.
ITEM 16. EXHIBITS

Exhibit No.	Exhibit Description	Note
(1)(a)	Second Amended and Restated Agreement and Declaration of Trust dated August 12, 2005.	(1)

(1)(b)	Amendment to Declaration of Trust dated September 2, 2009.	(2)

(2)(a)	By-Laws dated June 9, 2005.	(3)

(2)(b)	Amendment dated June 9, 2009 to the By-laws dated June 9, 2005.	(4)

(2)(c)	Amendment dated August 31, 2010 to the By-laws dated June 9, 2005.	(5)

(3)	Not applicable.

(4)	Agreement and Plan of Reorganization.	(+ )

(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).

(6)(a)	Advisory Agreement dated July 1, 2009 between the Registrant and John Hancock Investment Management Services, LLC (“JHIMS”).	(6)

(6)(b)	Amendment dated December 8, 2009 to Advisory Agreement dated July 1, 2009 relating to John Hancock Small Company Fund.	(7)

(6)(c)	Subadvisory Agreement between Registrant between the Registrant and Fiduciary Management Associates, LLC relating to John Hancock Small Company Fund.	(8)

(7)	Distribution Agreement between John Hancock Funds, LLC and Registrant.	(1)

(8)	Not applicable.

(9)	Master Custodian Agreement dated September 10, 2008 between Registrant and State Street Bank and Trust Company.	(2)

(10)(a)	Plan of Distribution pursuant to Rule 12b-1 dated September 2, 2005, as amended December 13, 2006 relating to Class A shares.	(9)

(10)(b)	Amended and Restated Multiple Class Plan pursuant to Rule 18f-3.	(10)

(11)	Opinion and Consent of Counsel.	(11)

(12)	Opinion as to Tax Matters and Consent.	(+ )

(13)(a)	Master Transfer Agency and Services Agreement dated June 1, 2007 between Registrant and John Hancock Signature Services, Inc.	(12)

(13)(b)	Amended and Restated Expense Limitation Agreement dated July 9, 2010 between Registrant and JHIMS.	(13)

(14)	Consent of Independent Registered Public Accounting Firm.	(11)

(15)	Not applicable.

(16)	Powers of Attorney.	(11)

Exhibit No.	Exhibit Description	Note
(17)(a)	Code of Ethics of Registrant, JHIMS, John Hancock Funds, LLC and John Hancock Distributors, LLC, dated January 1, 2008 revised January 1, 2010.	(8)

(17)(b)	Code of Ethics of Fiduciary Management Associates, LLC, revised as of January 21, 2010.	(2)

(17)(c)	Form of Proxy Card.	(11)

[1]	Incorporated by reference to an exhibit filed with pre-effective amendment no. 2 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on September 2, 2005 (accession no. 0000898432-05-000776).

[2]	Incorporated by reference to an exhibit filed with post-effective amendment no. 26 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2010 (accession no. 0000950123-10-061105).

[3]	Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 15, 2005 (accession no. 0000898432-05-000492).

[4]	Incorporated by reference to an exhibit filed with post-effective amendment no. 19 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 30, 2009 (accession no. 0000950123-09-018788).

[5]	Incorporated by reference to an exhibit filed with post-effective amendment no. 28 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on November 5, 2010 (accession no. 0000950123-10-101104).

+	Filed herewith.

[6]	Incorporated by reference to an exhibit filed with post-effective amendment no. 20 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on July 31, 2009, (accession no. 0000950123-09-028376).

[7]	Incorporated by reference to an exhibit filed with post-effective amendment no. 24 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on April 22, 2010, (accession number 0000950123-10-037188).

[8]	Incorporated by reference to an exhibit filed with post-effective amendment no. 21 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on February 23, 2010, (accession no. 0000950123-10-015685).

[9]	Incorporated by reference to an exhibit filed with post-effective amendment no. 3 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on December 15, 2006 (Accession No. 0001010521-06-000969).

[10]	Incorporated by reference to an exhibit filed with post-effective amendment no. 9 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2008 (Accession No. 0000950135-08-004552).

[11]	Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-14 (File Nos. 333-171294 and 811-21777), as filed with the SEC on December 20, 2010 (Accession No. 0000950123-10-115094).

[12]	Incorporated by reference to an exhibit filed with post-effective amendment no. 19 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 30, 2009 (Accession No. 0000950123-09-018788).

[13]	Incorporated by reference to an exhibit filed with post-effective amendment no. 27 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on October 12, 2010 (accession no. 0000950123-10-092811).

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Item 17. Undertakings.
(1) The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
NOTICE
     A copy of the Second Amended and Restated Agreement and Declaration of Trust of John Hancock Funds III is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

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SIGNATURES
     As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts, on the 29th day of April 2011.

John Hancock Funds III
By:	/s/ Keith F. Hartstein
	Name:	Keith F. Hartstein
	Title:	President and Chief Executive Officer

     As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Keith F. Hartstein Keith F. Hartstein	President and Chief Executive Officer	April 29, 2011

/s/ Charles A. Rizzo Charles A. Rizzo	Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)	April 29, 2011

/s/ James F. Carlin* James F. Carlin	Trustee	April 29, 2011

/s/ William H. Cunningham* William H. Cunningham	Trustee	April 29, 2011

/s/ Deborah C. Jackson* Deborah C. Jackson	Trustee	April 29, 2011

/s/ Charles L. Ladner* Charles L. Ladner	Trustee	April 29, 2011

/s/ Stanley Martin* Stanley Martin	Trustee	April 29, 2011

/s/ Patti McGill Peterson* Patti McGill Peterson	Trustee	April 29, 2011

/s/ Hugh McHaffie* Hugh McHaffie	Trustee	April 29, 2011

/s/ John A. Moore* John A. Moore	Trustee	April 29, 2011

/s/ Steven R. Pruchansky* Steven R. Pruchansky	Trustee	April 29, 2011

/s/ Gregory A. Russo* Gregory A. Russo	Trustee	April 29, 2011

/s/ John G. Vrysen* John G. Vrysen	Trustee	April 29, 2011

*By:	/s/ Nicholas J. Kolokithas Nicholas J. Kolokithas	April 29, 2011
Attorney-In-Fact
Pursuant to Power of Attorney
Previously filed with the Registrant’s
Registration Statement on
Form N-14 as filed with the
Securities and Exchange
Commission on December 20, 2010

EXHIBIT INDEX

Exhibit No.	Description

(4)	Executed Agreement and Plan of Reorganization dated April 6, 2011.

(12)	Opinion as to Tax Matters and Consent.